Exhibit 4.13

NEITHER THESE SERIES D $1.50 WARRANTS NOR THE SHARES OF SERIES D PREFERRED STOCK ISSUABLE UPON EXERCISE OF THESE WARRANTS HAVE BEEN REGISTERED UNDER ANY STATE SECURITIES ACT. NEITHER THESE SERIES D $1.50 WARRANTS NOR THE SHARES OF SERIES D PREFERRED STOCK ISSUABLE UPON EXERCISE OF THESE WARRANTS CAN BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”) AND ANY APPLICABLE STATE SECURITIES ACT, OR PURSUANT TO AN EXEMPTION THEREFROM. THESE SERIES D $1.50 WARRANTS AND THE SHARES OF SERIES D PREFERRED STOCK ISSUABLE UPON EXERCISE HEREOF ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS DESCRIBED HEREIN AND THE NUVOX, INC. 2001 STOCK INCENTIVE PLAN.

No.________	________ Series D $1.50 Warrants

VOID AFTER SEPTEMBER 30, 2006

NUVOX, INC.

SERIES D WARRANT CERTIFICATE

THIS CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, ____________, his or her permitted transferees or registered assigns, in accordance with the terms of this Series D Warrant Certificate (the “Warrant Certificate”), and the NuVox, Inc. 2001 Stock Incentive Plan (the “Plan”) is the owner of the number of Series D $1.50 Warrants set forth above, each of which entitles the owner thereof to acquire from NuVox, Inc., a Delaware corporation (the “Company”), subject to the terms of this Warrant Certificate and the Plan, upon presentation and surrender of this Warrant Certificate with the Form of Election to Purchase attached hereto duly executed, at any time prior to the Expiration Date (as defined below), at the principal executive offices of the Company located at 16090 Swingley Ridge Road, Suite 500, Chesterfield, Missouri 63017, one fully paid and nonassessable share of Series D Convertible Preferred Stock, $.01 par value (“Series D Preferred Stock”) of the Company at the purchase price of $1.50 per share (“Purchase Price”), payable in cash, certified check or wire transfer, by “Cashless Exercise” or “Net Issue Exercise” both as provided below. The “Expiration Date” shall be the earlier of (a) 4:00 P.M. (St. Louis time) on September 30, 2006, or (b) subject to receipt of the Offering Notice (as defined below) by the holder of this Warrant Certificate, the closing of the sale of the common stock of the Company, $.01 par value (“Common Stock”), in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”), other than a registration relating solely to a transaction under Rule 145 under the Securities Act (or any successor thereto) or to an employee benefit plan of the Company, at a public offering price (prior to underwriters’ discounts and expenses) equal to or exceeding $1.00 per share of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to the Common Stock), in which the aggregate proceeds to the Company and/or any selling stockholders (prior to underwriters’ discounts and expenses) are at least $50 million (a “Qualified Public Offering”). The Company shall provide written notice (the “Offering Notice”) to the holder of this Warrant Certificate of the proposed closing date of a Qualified Public Offering (the “Closing Date”) not later than 10 days prior to the actual Closing Date. Upon receipt of the Offering Notice, the holder of this Warrant Certificate, upon surrender of this Warrant Certificate with the Form of Election to Purchase attached hereto duly executed, may exercise the Series D $1.50 Warrants evidenced hereby conditioned upon the closing of the Qualified Public Offering described in the Offering Notice (a “Conditional Exercise”). If the Qualified Public Offering does not close within 30 days of such proposed Closing Date, the Series D $1.50 Warrants evidenced hereby shall remain outstanding and this Warrant Certificate shall be returned to the holder hereof, subject to its prior expiration in accordance with clause (a) above unless such expiration date shall have passed during the time the Warrant Certificate had been tendered in anticipation of the Qualified Public Offering, in which case the holder of this Warrant Certificate will be given 20 business days to exercise the Series D $1.50 Warrants evidenced hereby.

        The holder of this Warrant Certificate may, at its option and at any time prior to the Expiration Date, exercise the Series D $1.50 Warrants by “Cashless Exercise” and pay the Purchase Price by delivering to the Company cash and/or shares of Common Stock, shares of any series of preferred stock of the Company or other securities (other than the Series D $1.50 Warrants evidenced hereby) issued by the Company having a “Market Price” equal to the amount of the Purchase Price provided that any shares of Company stock tendered must have been owned by the holder hereof for at least six months. As used herein, the term “Market Price” of any security means the average of the closing sales prices of such security on all securities exchanges on which such security may at the time be listed, or, if there has been no sale on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and the 20 consecutive business days prior to such day; provided, however, that, if at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the “Market Price” shall be the fair value thereof determined jointly by the Company and the holder of this Warrant Certificate. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Company and the holder of this Warrant Certificate. The determination of such appraiser shall be final and binding upon the parties, and the Company shall pay the fees and expenses of such appraiser. No fractional shares of Series D Preferred Stock will be issued upon exercise of the Series D $1.50 Warrants evidenced hereby. The Company shall, in lieu of issuing any fractional share, pay the holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Purchase Price.

        In addition, the holder of this Warrant Certificate has the option, at any time prior to the Expiration Date, to Net Issue Exercise this Warrant Certificate in accordance with the provisions of this section. If the fair market value of one share of the Company’s Series D Preferred Stock is greater than the Purchase Price (at the date of calculation as set forth below), in lieu of exercising this Warrant Certificate for cash or other Company securities, the holder of this Warrant Certificate may elect a Net Issue Exercise pursuant to which it will receive shares of Series D Preferred Stock equal to the number of shares of Series D Preferred Stock computed using the following formula:

X =	Y (A-B)
A
Where:	X = the number of shares of Series D Preferred Stock to be issued to the holder of the exercised Warrant Certificate;
Y = the number of shares of Series D Preferred Stock purchasable under the Warrant Certificate or, if only a portion of the Warrant Certificate is being exercised, the portion of the Warrant Certificate being exercised (at the date of such exercise);
A = the fair market value of one share of the Company's Series D Preferred Stock (at the date of such exercise); and
B = Purchase Price (as adjusted to the date of such exercise).

        A Net Issue Exercise shall be made by presentation and surrender of this Warrant Certificate with the Form of Election to Purchase in substantially the form attached hereto properly executed at the executive offices of the Company, or at such other location as the Company may advise the holder of this Warrant Certificate in writing.

        For purposes of the above calculation, the fair market value of one share of Series D Preferred Stock shall be based upon the Market Price (as set forth above).

        The Company agrees that the shares of Series D Preferred Stock purchased upon the exercise of this Warrant Certificate shall be and are deemed to be issued to the holder of the exercised Warrant Certificate as the record owner of such shares of Series D Preferred Stock as of the close of business on the date on which this Warrant Certificate with the Form of Election to Purchase in substantially the form attached hereto properly executed and appropriate payment for such shares of Series D Preferred Stock shall have each been delivered to the Company at its principal executive offices (other than with respect to a Net Issue Exercise where no payment is required). Certificates for the shares of Series D Preferred Stock so purchased, together with any other securities or property to which the holder of the exercised Warrant Certificate is entitled upon such exercise, shall be delivered to such holder by the Company at the Company’s expense within a reasonable time after the rights represented by this Warrant Certificate have been so exercised, and in any event, within ten (10) business days after such exercise. In case of a purchase of less than all of the shares which may be purchased under this Warrant Certificate, the Company shall cancel this Warrant Certificate and execute and deliver a new Warrant Certificate or Warrant Certificates of like tenor for the balance of the shares of Series D Preferred Stock purchasable under the Warrant Certificate surrendered upon such purchase to the holder of the exercised Warrant Certificate within a reasonable time but no later than ten (10) business days after such exercise. Each stock certificate so delivered shall be in such denominations of Series D Preferred Stock as may be requested by the holder of the exercised Warrant Certificate and shall be registered in the name of such holder.

        The Series D $1.50 Warrants evidenced by this Warrant Certificate are part of a series of duly authorized Series D Warrants issued or to be issued under the Plan and pursuant to the terms of a Securities Purchase Agreement by and among the Company and the Purchasers of Units, dated as of September 20, 2001 (the “Purchase Agreement”) and are referred to hereinafter as the “Series D $1.50 Warrants.” The Purchase Agreement also provides for the issuance of additional warrants to purchase shares of Series D Preferred Stock at a purchase price of $0.01 per share (the “Series D Penny Warrants”). By accepting this Warrant Certificate, the holder hereof agrees that the exercise of the Series D Penny Warrants held by the holder hereof shall be conditioned upon the exercise of an equal number of the Series D $1.50 Warrants evidenced by this Warrant Certificate; provided, however, that the Company shall not be obligated to issue any of the shares of Series D Preferred Stock that may be purchased upon such exercise of the Series D $1.50 Warrants evidenced hereby until the holder thereof has fully complied with the terms and conditions hereof, including, but not limited to, the full payment of the purchase price hereunder prior to the Expiration Date. In addition, the holder hereof agrees that any exercise of these Series D $1.50 Warrants at any time when the holder hereof holds any unexercised Series D Penny Warrants shall be conditioned upon an exercise of an equal number of the Series D Penny Warrants held by such holder; provided, however, that the Company shall not be obligated to issue any of the shares of Series D Preferred Stock that may be purchased upon such exercise of the Series D Penny Warrants until the holder thereof has fully complied with the terms and conditions thereof, including, but not limited to, the full payment of the purchase price thereof prior to the Expiration Date.

        In order to prevent dilution of the exercise rights granted under this Warrant Certificate, the Purchase Price shall be subject to adjustment from time to time as follows:

        For purposes of determining the adjusted Purchase Price, the following adjustment provisions shall be applicable:

               (a)  Subdivision or Combination of Series D Preferred Stock.  If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Series D Preferred Stock into a greater number of shares, the Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, if the Company at any time combines (by reverse stock split or otherwise) its outstanding shares of Series D Preferred Stock into a smaller number of shares, the Purchase Price in effect immediately prior to such combination shall be proportionately increased.

               (b)  Reorganization, Reclassification, Consolidation, Merger or Sale.  Any reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets to another Person (as defined below) or other transaction which is affected in such a manner that holders of Series D Preferred Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities, assets or other property with respect to or in exchange for Series D Preferred Stock is referred to herein as an “Organic Change”. Prior to the consummation of, and as a condition to, any Organic Change, the Company shall make lawful and appropriate provision to insure that the holder of this Warrant Certificate shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Series D Preferred Stock immediately theretofore acquirable and receivable upon the exercise of the Series D $1.50 Warrants, such shares of stock, securities, assets or other property as such holder would have received in connection with such Organic Change if the holder of this Warrant Certificate had exercised the Series D $1.50 Warrants immediately prior to such Organic Change. In each such case, the Company shall also make appropriate provision to insure that the adjustment provisions of this Warrant Certificate shall thereafter continue to apply (including, without limitation, provisions for adjustment to the Purchase Price and of the number of shares purchasable and receivable upon exercise of the Series D $1.50 Warrants). The Company shall not effect any consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from such consolidation or merger or the entity purchasing such assets or stock assumes, by written instrument executed and mailed or delivered to the holder hereof at the last address of such holder appearing on the books of the Company, the obligation to deliver to the holder of this Warrant Certificate such shares of stock, securities, assets or other property as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

               (c)  Certain Events.   If any event occurs of the type contemplated by the adjustment provisions of this Warrant Certificate but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s board of directors shall make an appropriate and lawful adjustment in the Purchase Price so as to protect the rights of the holder of this Warrant Certificate; provided that no such adjustment shall increase the Purchase Price as otherwise determined pursuant hereto or decrease the number of shares of Series D Preferred Stock issuable upon exercise of the Series D $1.50 Warrants.

                (d)  Notices.  Immediately upon any adjustment of the Purchase Price, the Company shall give written notice thereof to the holder of this Warrant Certificate, setting forth in reasonable detail and certifying the calculation of such adjustment. The Company shall also give written notice to the holder of this Warrant Certificate at least 20 days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Series D Preferred Stock, (II) with respect to any pro rata subscription offer to holders of the Series D Preferred Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution or liquidation, and the date on which any Organic Change, dissolution or liquidation shall take place.

                (e)  Purchase Rights.   If at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property (the “Purchase Rights”) pro rata to each record holder of the Series D Preferred Stock, in his or her capacity as such record holder, then the holder of this Warrant Certificate shall thereafter be entitled to acquire, in addition to the shares of Series D Preferred Stock acquirable and receivable upon exercise of the Series D $1.50 Warrants, and upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Series D Preferred Stock acquirable upon exercise of the Series D $1.50 Warrants immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Series D Preferred Stock are to be determined for the grant, issue or sale of such Purchase Rights.

     The Company covenants and agrees that it will at all times (i) have authorized and reserved and keep available out of its authorized but unissued Series D Preferred Stock, solely for the purpose of issuance upon the exercise of the Series D $1.50 Warrants, such number of shares of Series D Preferred Stock as shall from time to time be issuable upon the exercise of the Series D $1.50 Warrants and (ii) reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of issuance upon the conversion of the shares of Series D Preferred Stock issuable upon the exercise of the Series D $1.50 Warrants, such number of shares of Common Stock as shall from time to time be issuable upon conversion of such shares of Series D Preferred Stock issuable on the exercise of the Series D $1.50 Warrants; and if at any time the number of authorized but unissued and issued but not outstanding shares of the Series D Preferred Stock and the Common Stock, on a fully diluted basis, shall not be sufficient to effect such exercise or such conversion based on the Purchase Price then in effect, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued or issued but not outstanding shares of the Series D Preferred Stock or its Common Stock, as applicable, to such number of shares as shall be sufficient for such purpose. The Company further covenants that all shares of Series D Preferred Stock and Common Stock which shall be so issuable, when issued upon exercise of the Series D $1.50 Warrants or on conversion of such Series D Preferred Stock, as the case may be, shall be duly authorized, validly issued, fully-paid and non-assessable and free of all taxes, liens, and charges with respect to the issue thereof.

        The issuance of certificates for shares of the Series D Preferred Stock upon the exercise of the Series D $1.50 Warrants shall be made without charge to the holder hereof for cost incurred by the Company in connection with such exercise and the related issuance of shares of Series D Preferred Stock.

        No holder of this Warrant Certificate shall be entitled to vote or receive dividends or be deemed the holder of Series D Preferred Stock or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder hereof, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issue of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise), or except as provided above, to receive notice of meetings, or to receive dividends of subscription rights or otherwise, until the Series D Warrant or Warrants evidenced by this Warrant Certificate shall have been exercised. No provisions hereof, in the absence of affirmative action by the holder to purchase shares of Series D Preferred Stock, and no mere enumeration herein of the rights or privileges of the holder hereof, shall give rise to any liability of such holder for the Purchase Price or as a shareholder of the Company, whether such liability is asserted by the Company or by its creditors.

        Every holder of this Warrant Certificate by accepting the same consents and agrees with the Company that:

                (a)  Neither this Warrant Certificate nor any rights hereunder may be assigned, transferred, pledged or hypothecated in any way (whether by operation of law or otherwise) without the express prior written consent of the Company, which consent will be given at the Company’s sole discretion; provided, however, that, notwithstanding the foregoing, any such permitted transfer may be effected only if, following such transfer, the transferor retains a number of Series D $1.50 Warrants not less than the number of Series D Penny Warrants held by such holder at the time of transfer. This Warrant Certificate shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of this Warrant Certificate or the rights hereunder contrary to the provisions hereof shall be null and void and without legal effect;

                (b)  This Warrant Certificate, if transferred in accordance with paragraph (a), above, is transferable only on the registry books of the Company if surrendered at the principal office of the Company, duly endorsed, or accompanied by a proper instrument of transfer;

                (c)  The Company may deem and treat the person in whose name the Warrant Certificate is registered on the registry books of the Company as the absolute owner thereof and of the Series D $1.50 Warrants evidenced thereby (notwithstanding any notations of ownership or writing on the Warrant Certificates made by anyone other than the Company) for all purposes whatsoever, and the Company shall not be affected by any notice to the contrary;

                (d)  If the Series D $1.50 Warrants are exercised at any time prior to the closing of a Qualified Public Offering, the holder hereof shall, prior to the delivery of any shares of Series D Preferred Stock which may be purchased upon exercise hereof, execute and deliver to the Company instruments of accession providing that the holder of such shares shall become a party to, and shall be subject to the terms and conditions of, the Amended and Restated Stockholders’ Agreement dated as of March 31, 2000 and amended from time to time thereafter, including as of September 20, 2001, by and among the Company and its stockholders, the Amended and Restated Registration Rights Agreement dated as of March 31, 2000 and amended from time to time thereafter, including as of September 20, 2001, by and among the Company and its stockholders, and the Amended and Restated Shareholders Agreement dated as of August 14, 1998 and amended from time to time thereafter, including as of September 20, 2001, by and among the Company and its stockholders; and

                (e)  In the event of the exercise of the Series D $1.50 Warrants, the holder hereof intends to purchase the shares purchased upon exercise hereof for investment purposes only and not with a view to resale or other distribution; except that this condition will no longer apply in the event the shares purchased upon such exercise are registered under the Securities Act, or upon the happening of any other contingency which the Company shall determine warrants the waiver or release of this condition. The holder hereof also agrees that the certificates evidencing the shares purchased upon exercise of the Series D $1.50 Warrants may bear restrictive legends, if appropriate, indicating that the shares have not been registered under the Securities Act and are subject to restrictions on the transfer thereof, which legends may be in such forms as the Company shall reasonably determine to be proper.

     As used herein, the term “Affiliate” shall mean, with respect to the holder of this Warrant Certificate, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the holder of this Warrant Certificate.

     As used herein, the term “Person” shall mean an individual, partnership, corporation, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.

     All notices, demands and other communications provided for hereunder shall be in writing and shall be deemed to have been given when delivered personally to the recipient, one business day after being sent to the recipient by reputable express courier service (charges prepaid) or three business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be delivered or sent (i) to the Company at its principal executive offices and (ii) to the holder of this Warrant Certificate at its address as it appears on the Company’s records (or such other address as may be indicated by the holder of this Warrant Certificate upon written notice to the Company).

     THESE WARRANTS, THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIMS AND DISPUTES RELATING THERETO, SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED.

        Any legal action or proceeding with respect to this Warrant Certificate may be brought in the courts of the City of St. Louis, State of Missouri, or of the United States of America for the Eastern District of Missouri in St. Louis, Missouri, and, by execution and issuance or acceptance of this Warrant Certificate, the Company and the holder of this Warrant Certificate hereby accepts for itself and in respect of its property, irrevocably and unconditionally, the jurisdiction of the aforesaid courts. The Company and the holder of this Warrant Certificate further irrevocably consents to the service of process out of any of the aforementioned courts in any action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company at its principal executive offices and to the holder of this Warrant Certificate at its address as it appears on the Company’s records (or such other address as may be indicated by the holder of this Warrant Certificate upon written notice to the Company), such service to become effective seven days after such mailing. Nothing herein shall affect the right of the Company or the holder of this Warrant Certificate to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed in any other jurisdiction. The Company and the holder of this Warrant Certificate further hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Warrant Certificate brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

     IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be executed and issued by its duly authorized officer as of _____ __, 2001.

NUVOX, INC.
By:

ATTEST:

FORM OF ELECTION TO PURCHASE
(To be executed if holder desires to exercise the Warrant Certificate.)

To NuVox, Inc.
[ ]	The undersigned hereby irrevocably elects to exercise
	[ ]	by cash payment of the aggregate Purchase Price
	[ ]	by "Cashless Exercise" by delivering securities equal to the Market Value of the aggregate Purchase Price
	[ ]	by "Net Issue Exercise"
the number of the Series D $1.50 Warrants to purchase the shares of Series D Preferred Stock issuable upon the exercise of such Series D $1.50 Warrants as set forth below, and requests that certificates for such shares be issued in the name of:

(Please print name and address)

(social security or other identifying number)

(number of warrants exercised)
[ ]

The undersigned hereby irrevocably elects, subject to and conditioned upon the closing of a Qualified Public Offering on the Closing Date in accordance with the terms of this Warrant Certificate, to exercise

	[ ]	by cash payment of the aggregate Purchase Price
	[ ]	by "Cashless Exercise" by delivering securities equal to the Market Value of the aggregate Purchase Price
	[ ]	by "Net Issue Exercise"

the number of the Series D $1.50 Warrants to purchase the shares of Series D Preferred Stock issuable upon the exercise of such Series D $1.50 Warrants as set forth below, and requests that certificates for such shares be issued in the name of:

(Please print name and address)

(social security or other identifying number)

(number of warrants exercised)
Dated: ____________________, _____
Signature
(Signature must conform in all respects to name of holder as specified on the face of this Warrant Certificate)

FORM OF ASSIGNMENT
(To be executed by the registered holder if such holder desires to transfer the Warrant Certificate.)

hereby irrevocably transfers unto

this Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint attorney in fact for the undersigned to transfer the within Warrant Certificate on the books of the within-named Company, with full power of substitution. The undersigned warrants that the transfer reflected by this document is a gift, and the undersigned has received no consideration in return for the transfer.

Dated: ____________________, _____
Signature
(Signature must conform in all respects to name of holder as specified on the face of this Warrant Certificate)